Exhibit 99.1
COASTAL FINANCIAL CORPORATION ANNOUNCES THIRD QUARTER 2026 RESULTS

Coastal Financial Corporation Reports Strong Third Quarter 2026 Earnings Driven by CCBX Program Growth
Everett, WA : October 29, 2026

Coastal Financial Corporation (Nasdaq: CCB) (the “Company”, "Coastal", "we", "our", or "us"), the holding company for Coastal Community Bank (the “Bank”), through which it operates a community-focused bank segment ("community bank") with an industry leading banking as a service ("BaaS") segment ("CCBX"), today reported unaudited financial results for the quarter ended September 30, 2026, including net income of $13.8 million, or $0.89 per diluted common share, compared to net loss of $(42.1) million, or $(2.76) per diluted common share, for the three months ended June 30, 2026 and $13.6 million, or $0.88 per diluted common share, for the three months ended September 30, 2025.

Management Discussion of the Third Quarter Results

“The third quarter better reflects the underlying earnings power of Coastal’s business, following a challenging second quarter for our shareholders. During the quarter we updated our assessment of the affected relationship, including loan portfolio performance, expected credit losses and our assessment of the collectability of amounts due under the partner's indemnification arrangement. The results of that review substantially supported the estimates established at June 30, 2026. I am pleased with the momentum we saw across the segments,” said Eric Sprink, Chief Executive Officer of Coastal.

"Beyond this relationship, we returned to profitability with net income of $13.8 million and diluted earnings per share of $0.89, and our ROA was 1.01%. BaaS program fee income grew to $14.1 million, up $2.1 million, or 17.6%, from second quarter, and $6.3 million, or 79.6%, from the same quarter last year, reflecting the strength and stability of our broader partner portfolio. Our off-balance sheet credit card accounts now stand at 1.3 million, which is approximately 236% more than where we ended the third quarter of 2025, and eight of our active partner programs are in various stages of expanding into additional products. On the community bank side, deposits grew $63.2 million, or 4.0%, to $1.64 billion in the quarter, at a cost of deposits of just 1.54%.

"We ended the quarter well capitalized, with strong cash reserves and a strong pipeline. I believe the fundamentals of this business remain strong, with solid fee income growth, robust partner activity and continued capital strength, and that we are well-positioned to continue executing on our long-term strategy".

Key Points for Third Quarter

•CCBX Growth, Partner and Product Diversification. As of September 30, 2026 we had one partner in testing, two in implementation/onboarding, and three signed letters of intent (LOIs). Our active pipeline positions us for continued growth, with new partnership opportunities and product launches expected for the remainder of 2026. Total BaaS program fee income was $14.1 million for the three months ended September 30, 2026, an increase of $2.1 million, or 17.6%, from the three months ended June 30, 2026.

As previously announced, one of our partners, Bluevine, Inc. ("Bluevine") has entered into a definitive agreement to be acquired by Valley National Bancorp ("Valley"), subject to regulatory and other customary approvals.Valley has indicated it expects the transaction to close in the second quarter of 2027, at which time the Bluevine relationship is expected to terminate, with associated deposits anticipated to transition out. At September 30, 2026, the Bank held $452.4 million in Bluevine deposits on its balance sheet and swept $1.85 billion off-balance sheet to other banks. The Bank held $3.0 million in Bluevine originated loans at quarter-end. Separately, the Bank held a $6.8 million commercial loan to Bluevine at quarter-end. Bluevine is part of a broader, diversified CCBX deposit platform. Coastal expects to replace related on-balance sheet funding through its existing sweep capabilities and other funding sources and does not expect a material adverse effect on liquidity or funding as a result of the anticipated termination of the Bluevine relationship.

•Partner Credit Performance Stabilizing. Following the $22.8 million specific provision for credit losses and $46.0 million credit enhancement asset valuation adjustment recorded in the second quarter of 2026 related to one partner ("The Partner"), we updated our assessment of the loan portfolio performance, expected credit losses and the collectability of amounts due under the indemnification arrangement as of September 30, 2026.

Overall, the loan portfolio performance remained generally consistent with the expectations underlying the June 30 assessment, although actual charge-offs were modestly higher than previously projected. Additional provision expense recognized during the third quarter was driven in part by these higher charge-offs, as well as new loan originations and normal updates to assumptions used in the Company's allowance for credit losses methodology.

Based on management's assessment as of September 30, 2026, projected cash flows under the Partner's program agreement continued to support our accounting treatment to record substantially all of the corresponding incremental credit enhancement amounts. Approximately $3.1 million of additional provision expense was not offset by credit enhancement income because collection of that portion was not considered probable. The $22.8 million specific allowance remained unchanged, while the valuation allowance against the credit enhancement asset decreased modestly to $45.6 million from $46.0 million at June 30, 2026.

Taken together, the results of management's updated assessment substantially supported the loss estimates established in the second quarter. Management continues to closely monitor the Partner's credit performance and its ability to satisfy its contractual obligations and will update its estimates as additional information becomes available.

•Positive On- and Off-Balance Sheet Trends Continue. At September 30, 2026 we swept off-balance sheet $6.29 billion in deposits for Federal Deposit Insurance Corporation ("FDIC") insurance and liquidity purposes, and generated $1.4 million in noninterest income during the quarter ended September 30, 2026, an increase of $193,000, or 16.4%, from $1.2 million for the quarter ended June 30, 2026 and an increase of $1.1 million, or 340.5%, from $311,000 for the quarter ended September 30, 2025.

During the third quarter of 2026, we sold $5.99 billion of loans, including $4.69 billion of additional credit card receivables originated through ongoing cardholder spend and revolving activity and sold under existing forward flow arrangements, compared to $4.56 billion of sold loans in the quarter ended June 30, 2026, including $3.68 billion sold under the same forward flow arrangements. As of September 30, 2026 there were 1.3 million off-balance sheet credit cards with fee earning potential, an increase of 452,984, or 51.38%, compared to the quarter ended June 30, 2026 and an increase of 937,831, or 236.34%, from September 30, 2025.

Nonperforming assets decreased $14.7 million quarter over quarter driven by improvements across both the community bank and CCBX portfolios. The decline in CCBX nonperforming assets is consistent with the stabilization in partner credit performance and net charge-offs trending down during the quarter.

•Noninterest Expense Declined Significantly Quarter Over Quarter. Total noninterest expense decreased $56.3 million to $84.8 million in the third quarter of 2026 from $141.1 million in the second quarter. The decline primarily reflected the absence of the second quarter’s $46.0 million credit enhancement receivable valuation adjustment related to The Partner, a $5.9 million reduction in data processing and software license expenses, reflecting the absence of $4.4 million in second-quarter accelerated depreciation and lower current-quarter amortization, a $4.7 million reduction in BaaS loan expense and a $1.6 million reduction in salaries and employee benefits, comprised of $1.3 million in lower salaries and $290,000 in lower severance expense. These reductions were partially offset by a $1.6 million increase in legal and professional fees, partly related to The Partner, and a $440,000 increase in FDIC deposit insurance assessments. The latter reflected a second-quarter assessment true-up and a higher assessment rate effective in the third quarter of 2026, partly attributable to the second-quarter net loss’s effect on the FDIC assessment rate calculation.

Separately, noninterest income was reduced by $477,000 in unrealized gain on equity securities, reflecting a $565,000 downward valuation adjustment on a strategic equity investment.

•Expense Discipline and Stronger Operating Leverage: Coastal prioritizes operational efficiency and greater operating leverage. After investing significantly in people, technology and risk infrastructure to build a scaled, regulated platform, the Company is shifting its focus to achieving more consistent profitability. Management is actively managing operating expenses and has launched targeted initiatives to lower noninterest expense, with further progress expected as technology modernization matures and operational efficiencies materialize. These efforts include reviewing vendors, contractors and discretionary spending; eliminating duplication; replacing legacy systems with more efficient technology; and applying clear risk-adjusted return standards to every partner program and product. The Company is also using AI to improve employee effectiveness and productivity and reduce future costs. We have identified up to $20.0 million in potential annualized savings in noninterest expenses and expect to gradually achieve these potential savings over the next 4–6 quarters. These expenses exclude BaaS loan and fraud expenses, which are generally reimbursed by our CCBX partners and recognized in noninterest income in accordance with GAAP.

Lastly, and as part of the expense discipline discussed above, Eric Sprink, in his role as Chief Executive Officer, voluntarily agreed to a nearly 43% reduction in his Base Salary from $874,000 to $500,000 effective immediately.

•Leadership Updates: As previously announced, Joel Edwards, who served as Coastal’s Chief Financial Officer until his retirement in 2025, returned as interim Chief Financial Officer following the departure of Brandon Soto in August 2026. The Company's search for a permanent Chief Financial Officer is ongoing and in its final stages. In addition, Brian Hamilton has stepped down as President of Coastal, having led the modernization of CCBX's technology platform, including integral investments in CCBX’s infrastructure that have positioned the business for its next phase. Mr. Hamilton will remain on the Company's Board of Directors and as an advisor to the Company to support continuity across CCBX.

Capital and Liquidity

The Company and the Bank remained well capitalized at September 30, 2026, with a Company common equity Tier 1 ratio of 11.47%, a Tier 1 leverage ratio of 8.81%, and a total risk-based capital ratio of 13.82%, each above the levels required to be considered well capitalized. The Company retained $803.6 million of cash and cash equivalents and $827.4 million of additional contingent borrowing capacity, with no borrowings outstanding as of September 30, 2026. The Company’s capital efficient model, including ongoing loan sales and off-balance sheet deposit and card programs, continues to support internal capital generation.

Third Quarter 2026 Financial Highlights
The tables below outline some of our key operating metrics.

	Three Months Ended
(Dollars in thousands, except share and per share data; unaudited)	September 30, 2026	June 30, 2026	March 31, 2026	December 31, 2025	September 30, 2025
Income Statement Data:
Interest and dividend income	$121,183	$118,554	$111,681	$107,886	$109,027
Interest expense	32,897	29,187	28,324	28,521	31,126
Net interest income	88,286	89,367	83,357	79,365	77,901
Provision for credit losses	46,019	92,157	51,398	48,041	56,598
Net interest income (loss) after provision for credit losses	42,267	(2,790)	31,959	31,324	21,303
Noninterest income	61,040	88,707	66,077	58,661	66,777
Noninterest expense	84,843	141,111	83,452	72,804	70,172
Provision (benefit) for income tax	4,676	(13,089)	2,565	4,538	4,316
Net income (loss)	$13,788	$(42,105)	$12,019	$12,643	$13,592

	As of and for the Three Month Period
	September 30, 2026	June 30, 2026	March 31, 2026	December 31, 2025	September 30, 2025
Balance Sheet Data:
Cash and cash equivalents	$803,551	$1,008,448	$1,495,467	$736,970	$642,258
Investment securities	44,720	45,246	46,169	48,247	43,942
Loans held for sale	140,337	107,838	124,039	71,216	42,894
Loans receivable	4,185,529	4,208,270	3,859,379	3,749,531	3,703,848
Allowance for credit losses	(208,104)	(213,724)	(172,427)	(169,530)	(173,813)
Total assets	5,276,427	5,456,152	5,663,829	4,741,437	4,553,076
Interest bearing deposits	4,047,804	4,249,420	4,462,003	3,564,583	3,408,160
Noninterest bearing deposits	631,027	612,478	579,161	579,616	564,403
Core deposits (1)	4,669,114	4,850,783	5,028,967	4,131,911	3,959,360
Total deposits	4,678,831	4,861,898	5,041,164	4,144,199	3,972,563
Total borrowings	48,150	48,112	48,074	48,036	47,999
Total shareholders’ equity	$478,267	$463,447	$503,762	$490,959	$475,277

Share and Per Share Data (2):
Earnings (loss) per share – basic	$0.90	$(2.76)	$0.79	$0.84	$0.90
Earnings (loss) per share – diluted	$0.89	$(2.76)	$0.78	$0.82	$0.88
Dividends per share	—	—	—	—	—
Book value per share (3)	$31.28	$30.33	$33.05	$32.43	$31.45
Tangible book value per share (4)	$31.02	$30.05	$32.76	$32.13	$31.45
Weighted avg outstanding shares – basic	15,256,873	15,243,357	15,179,447	15,116,005	15,093,274
Weighted avg outstanding shares – diluted	15,417,178	15,243,357	15,422,822	15,455,856	15,443,987
Shares outstanding at end of period	15,288,479	15,280,689	15,241,491	15,140,192	15,112,000
Stock options outstanding at end of period	63,890	65,835	68,585	118,881	122,206

	As of and for the Three Month Period
	September 30, 2026	June 30, 2026	March 31, 2026	December 31, 2025	September 30, 2025
Credit Quality Data:
Nonperforming assets (5) to total assets	1.15%	1.38%	1.19%	1.35%	1.31%
Nonperforming assets (5) to loans receivable and OREO	1.44%	1.79%	1.75%	1.71%	1.61%
Nonperforming loans (5) to total loans receivable	1.44%	1.79%	1.75%	1.71%	1.61%
Allowance for credit losses to nonperforming loans	344.2%	284.2%	259.3%	264.4%	290.8%
Allowance for credit losses to total loans receivable	4.97%	5.08%	4.47%	4.52%	4.69%
Gross charge-offs	$57,794	$58,218	$54,523	$55,189	$54,534
Gross recoveries	$7,877	$7,583	$4,936	$5,114	$5,289
Net charge-offs to average loans (6)	4.43%	4.90%	5.13%	5.31%	5.37%

Capital Ratios:
Company
Tier 1 leverage capital	8.81%	9.11%	10.09%	10.62%	10.54%
Common equity Tier 1 risk-based capital	11.47%	10.86%	12.08%	12.43%	12.33%
Tier 1 risk-based capital	11.56%	10.94%	12.17%	12.52%	12.42%
Total risk-based capital	13.82%	13.30%	14.54%	14.95%	14.88%
Bank
Tier 1 leverage capital	9.30%	9.12%	10.10%	10.60%	10.49%
Common equity Tier 1 risk-based capital	12.22%	10.97%	12.19%	12.50%	12.37%
Tier 1 risk-based capital	12.22%	10.97%	12.19%	12.50%	12.37%
Total risk-based capital	13.52%	12.27%	13.48%	13.79%	13.66%
(1)Core deposits are defined as all deposits excluding brokered and time deposits.
(2)Share and per share amounts are based on total actual or average common shares outstanding, as applicable.
(3)We calculate book value per share as total shareholders’ equity at the end of the relevant period divided by the outstanding number of our common shares at the end of each period.
(4)Tangible book value per share is a non-GAAP financial measure. We calculate tangible book value per share as total shareholders’ equity at the end of the relevant period, less goodwill and other intangible assets, divided by the outstanding number of our common shares at the end of each period. The most directly comparable GAAP financial measure is book value per share. See reconciliation of the non-GAAP measures at the end of this earnings release for the impact of intangible assets on book value.
(5)Nonperforming assets and nonperforming loans include loans 90+ days past due and accruing interest.
(6)Annualized calculations.
Key Performance Ratios
Return on average assets ("ROA") was 1.01% for the quarter ended September 30, 2026 compared to (3.32)% and 1.19% for the quarters ended June 30, 2026 and September 30, 2025, respectively. The significant decline in ROA for the quarter ended June 30, 2026 was driven primarily by charges related to The Partner, including a valuation adjustment to the related credit enhancement asset and an increase in the provision for credit losses. The decrease year over year is largely due to lower yield on interest earning assets and an increase in average assets.
Compared to the quarter ended June 30, 2026, yield on earning assets declined 0.60% while yield on loans receivable decreased by 0.71%. Average loans receivable as of September 30, 2026 increased $326.1 million compared to June 30, 2026. While reported loan yield declined quarter over quarter, loan income net of BaaS loan expense divided by average loans, a non-GAAP measure the Company believes is more reflective of what the Bank actually earns, improved to 6.86% from 6.83% for the quarter ended June 30, 2026 (a reconciliation of the non-GAAP measures are set forth in the Non-GAAP Financial

Measures section of this earnings release).Compared to the quarter ended September 30, 2025, yield on earning assets declined 0.75% and yield on loans receivable declined by 0.92%. Average loans receivable as of September 30, 2026 increased $837.9 million compared to September 30, 2025.

The quarter over quarter change in the efficiency ratio and noninterest income to average asset performance metrics were driven by changes in the credit enhancement on CCBX loans, which is included within noninterest income, due to changes in CCBX provision expense. Although these items have historically been largely offsetting, a portion of The Partner's expected lifetime loan losses was not expected to be fully recovered under its indemnification arrangement, and management established a valuation allowance against the indemnification asset; similarly in the third quarter, management maintained the valuation allowance, adjusting for current collectability expectations, with substantially less impact, as The Partner's portfolio continued to perform near expectations.

The following table shows the Company’s key performance ratios for the periods indicated.

	Three Months Ended
(unaudited)	September 30, 2026	June 30, 2026	March 31, 2026	December 31, 2025	September 30, 2025

Return on average assets (1)	1.01%	(3.32)%	0.98%	1.09%	1.19%
Return on average equity (1)	11.64%	(33.10)%	9.80%	10.41%	11.52%
Yield on earnings assets (1)	9.05%	9.65%	9.38%	9.55%	9.80%
Yield on loans receivable (1)	10.03%	10.74%	10.76%	10.63%	10.95%
Cost of funds (1)	2.67%	2.62%	2.59%	2.77%	3.07%
Cost of deposits (1)	2.61%	2.57%	2.56%	2.74%	3.04%
Net interest margin (1)	6.59%	7.27%	7.00%	7.03%	7.00%
Noninterest expense to average assets (1)	6.20%	11.13%	6.78%	6.25%	6.13%
Noninterest income to average assets (1)	4.46%	7.00%	5.37%	5.04%	5.83%
Efficiency ratio	56.82%	79.24%	55.85%	52.75%	48.50%
Loans receivable to deposits (2)	92.46%	88.77%	79.02%	92.20%	94.32%
(1)Annualized calculations shown for quarterly periods presented.
(2)Includes loans held for sale.

Third Quarter Conference Call

The Company will host its third quarter conference call on October 29, 2026 at 8 a.m. ET (5 a.m. PT). A live webcast of the conference call, as well as a replay, will be available online on the Investor Relations section of the Company’s investor website at https://ir.coastalbank.com/

Coastal Financial Corporation Overview
The Company has one main subsidiary, the Bank, which consists of three segments: CCBX, the community bank and treasury & administration. The CCBX segment includes all of our BaaS activities, the community bank segment includes all community banking activities and the treasury & administration segment includes treasury management, overall administration and all other aspects of the Company.

CCBX Performance Update
Our CCBX segment continues to evolve, and we have 31 relationships, at varying stages, including one partner in testing, two in implementation/onboarding, three signed LOIs and four winding down as of September 30, 2026. We continue to focus on the composition of our partner portfolio by emphasizing relationships with well-established organizations that align with our long-term strategy, while continually evaluating our portfolio to ensure it reflects our risk and return objectives. As part of this disciplined approach, we remain focused on strengthening existing partnerships, thoughtfully expanding product offerings, winding down less promising relationships and selectively adding new relationships that complement our platform and support sustainable growth.

Our strategy is centered on building long-term partnerships and leveraging the scale of our existing relationships to drive continued growth while maintaining a strong focus on prudent risk management and operational excellence.

Increasing partner activity and transaction volumes will drive growth in noninterest income, a trend we expect to continue as existing products scale and new offerings are introduced. As part of our strategy to manage partner and lending limits, as well as overall portfolio composition and credit quality, we plan to continue selling loans. We also retain a portion of the fee income associated with processing transactions on sold credit card loans. This revenue stream continues to grow and is expected to provide ongoing income without adding balance sheet risk or capital requirements.

As our deposit base grows, we expect to continue moving deposits on and off the balance sheet, subject to applicable agreements, to manage liquidity, FDIC insurance coverage and deposit program operations. This deposit sweep capability allows us to better manage liquidity and deposit programs. At September 30, 2026 we swept off-balance sheet $6.29 billion in deposits for FDIC insurance and liquidity purposes, and generated $1.4 million in noninterest income during the quarter ended September 30, 2026, compared to $1.2 million for the quarter ended June 30, 2026. During the quarter ended September 30, 2026, eight partner programs were in various stages of expansion to include additional products, such as lines of credit, deposit programs, asset backed credit cards, credit cards and other lending products. The expansion of these and other partner initiatives is expected to drive higher partner revenue in upcoming periods.
The following table illustrates the activity and evolution in CCBX relationships for the periods presented.

	As of
(unaudited)	September 30, 2026	June 30, 2026	September 30, 2025
Active(1)	21	22	20
Friends and family / testing	1	1	2
Implementation / onboarding	2	1	4
Signed letters of intent	3	3	2
Wind down - active but preparing to exit relationship	4	3	1
Total CCBX relationships	31	30	29

Total exited relationships life to date	10	10	8
(1)Includes Bluevine, which has entered into a definitive agreement to be acquired by Valley, subject to regulatory approvals.Valley has indicated it expects the transaction to close in the second quarter of 2027, at which time the Bluevine relationship is expected to terminate, with associated deposits anticipated to transition out.

CCBX loans decreased $18.9 million, or 0.8%, to $2.21 billion as a result of selling $5.99 billion in loans during the three months ended September 30, 2026, $4.69 billion of which was new activity on previously sold credit card loans.

The following table details the CCBX loan portfolio:

CCBX	As of
	September 30, 2026		June 30, 2026		September 30, 2025
(dollars in thousands; unaudited)	Balance	% to Total	Balance	% to Total	Balance	% to Total
Commercial and industrial loans:
Capital call lines	$209,701	9.5%	$204,835	9.2%	$177,530	9.8%
All other commercial & industrial loans	23,797	1.1	24,638	1.1	22,710	1.3
Real estate loans:
Residential real estate loans	330,909	15.0	324,873	14.6	374,129	20.7
Consumer and other loans:
Credit cards	552,078	25.0	753,171	33.8	563,324	31.2
Other consumer and other loans	1,091,049	49.4	918,779	41.3	667,062	37.0
Gross CCBX loans receivable	2,207,534	100.0%	2,226,296	100.0%	1,804,755	100.0%
Net deferred origination fees	(635)		(544)		(579)
Loans receivable	$2,206,899		$2,225,752		$1,804,176
Loan Yield - CCBX (1)(2)	12.73%		14.56%		15.65%

(1)CCBX yield does not include the impact of BaaS loan expense. BaaS loan expense represents the amount paid or payable to partners for credit enhancements and originating & servicing CCBX loans. See reconciliation of the non-GAAP measures at the end of this earnings release for the impact of BaaS loan expense on CCBX loan yield.
(2)Loan yield is annualized for the three months ended for each period presented and includes loans held for sale and nonaccrual loans.

The decrease in CCBX loans in the quarter ended September 30, 2026, includes a decrease of $28.8 million, or 1.7%, in consumer and other loans, partially offset by an increase of $6.0 million, or 1.9%, in residential real estate and an increase of $4.9 million, or 2.4%, in capital call lines as a result of normal balance fluctuations and business activities. We sold $5.99 billion in CCBX loans during the quarter ended September 30, 2026 compared to sales of $4.56 billion in the quarter ended June 30, 2026. We continue to manage CCBX credit and concentration levels in an effort to optimize our loan portfolio earnings and generate off-balance sheet fee income. CCBX loan yield decreased 1.83% for the quarter ended September 30, 2026 compared to the quarter ended June 30, 2026 due to a change in overall mix of loans between quarters, which is impacted by loan sales and tightening underwriting standards; however, net BaaS loan income divided by average CCBX loans, a non-GAAP measure the Company believes is more reflective of what the Bank actually earns on its CCBX portfolio, declined only modestly to 7.02% from 7.07% for the quarter ended June 30, 2026, reflecting the stability of the Bank's net earnings on CCBX loans (a reconciliation of the non-GAAP measures are set forth in the Non-GAAP Financial Measures section of this earnings release).

CCBX active debit cards, a key source of interchange income, increased by 1.8 million cards, or 20.0%, quarter over quarter and by 6.0 million cards, or 118.7%, year over year.
The following charts show the growth and quarter over quarter changes in credit card accounts that generate fee income. This includes accounts with balances, which are included in our loan totals, and accounts that have been sold and have no corresponding balance in our loan totals, both of which generate fee income. During the current quarter, on-balance sheet accounts declined as loan sales shifted a portion of the accounts off-balance sheet, increasing the off-balance sheet count.

CCBX Credit Cards
Number of Accounts
795,192
396,812
398,380
986,213
550,977
435,236
1,123,340
667,023
456,317
1,382,007
881,659
500,348
1,712,700
1,334,643
378,057
September 30, 2025
December 31, 2025
March 31, 2026
June 30, 2026
September 30, 2026
Credit Card - On-Balance Sheet Accounts
Credit Card - Off-Balance Sheet Accounts

Quarter over Quarter Change in CCBX Credit Cards
38.9%
21.1%
32.2%
51.4%
24.0%
13.9%
23.0%
23.9%
9.3%
4.8%
9.6%
(24.4)%
September 30, 2025
December 31, 2025
March 31, 2026
June 30, 2026
September 30, 2026
Percent Change in On-Balance Sheet Credit Cards
Percent Change in Off-Balance Sheet Credit Cards
Percent Change in Total Credit Cards

The following table details the CCBX deposit portfolio:

CCBX	As of
	September 30, 2026		June 30, 2026		September 30, 2025
(dollars in thousands; unaudited)	Balance	% to Total	Balance	% to Total	Balance	% to Total
Demand, noninterest bearing	$139,685	4.6%	$109,634	3.3%	$64,681	2.7%
Interest bearing demand and money market	2,428,569	79.8	2,723,084	82.8	2,300,113	96.9
Savings	473,253	15.6	455,014	13.9	10,168	0.4
Total core deposits	3,041,507	100.0	3,287,732	100.0	2,374,962	100.0
Other deposits	—	0.0	—	0.0	—	—
Total CCBX deposits	$3,041,507	100.0%	$3,287,732	100.0%	$2,374,962	100.0%
Cost of deposits (1)	3.17%		3.19%		3.90%
Swept deposits	$6,290,544		$4,261,255		$672,327
(1)Cost of deposits is annualized for the three months ended for each period presented.

CCBX deposits reported on the balance sheet decreased $246.2 million, or 7.5%, in the three months ended September 30, 2026 to $3.04 billion. The decline was primarily attributable to increased use of off-balance sheet sweep arrangements and does not reflect a decline in underlying partner deposit activity. Deposits swept off-balance sheet for increased FDIC insurance coverage and liquidity purposes increased to $6.29 billion at September 30, 2026, compared to $4.26 billion for the quarter ended June 30, 2026, demonstrating continued growth in partner balances despite lower reported on-balance-sheet balances.
Community Bank Performance Update

In the quarter ended September 30, 2026, the community bank saw net loans decrease $3.9 million, or 0.2%, to $1.98 billion, as a result of normal balance fluctuations.

The following table details the community bank loan portfolio:

Community Bank	As of
	September 30, 2026		June 30, 2026		September 30, 2025
(dollars in thousands; unaudited)	Balance	% to Total	Balance	% to Total	Balance	% to Total
Commercial and industrial loans	$241,401	12.2%	$237,176	11.9%	$170,847	9.0%
Real estate loans:
Construction, land and land development loans	248,766	12.5	221,562	11.2	218,061	11.4
Residential real estate loans	191,980	9.7	199,530	10.0	202,979	10.7
Commercial real estate loans	1,291,700	65.1	1,319,798	66.4	1,300,335	68.2
Consumer and other loans:
Other consumer and other loans	10,736	0.5	10,760	0.5	14,181	0.7
Gross community bank loans receivable	1,984,583	100.0%	1,988,826	100.0%	1,906,403	100.0%
Net deferred origination fees	(5,953)		(6,308)		(6,731)
Loans receivable	$1,978,630		$1,982,518		$1,899,672
Loan Yield(1)	6.66%		6.57%		6.51%
(1)Loan yield is annualized for the three months ended for each period presented and includes loans held for sale and nonaccrual loans.

The decrease in community bank loans consisted of a decrease of $28.1 million in commercial real estate loans, $7.6 million in residential real estate loans and $24,000 in consumer and other loans, partially offset by an increase of $27.2 million in construction, land and land development loans and $4.2 million in commercial and industrial loans during the quarter ended September 30, 2026.

The following table details the community bank deposit portfolio:

Community Bank	As of
	September 30, 2026		June 30, 2026		September 30, 2025
(dollars in thousands; unaudited)	Balance	% to Total	Balance	% to Total	Balance	% to Total
Demand, noninterest bearing	$491,342	30.0%	$502,844	31.9%	$499,722	31.3%
Interest bearing demand and money market	1,084,783	66.3	1,005,748	63.9	1,025,929	64.2
Savings	51,482	3.1	54,459	3.5	58,747	3.7
Total core deposits	1,627,607	99.4	1,563,051	99.3	1,584,398	99.2
Other deposits	1	0.0	1	0.0	1	0.0
Time deposits less than $250,000	6,133	0.4	7,283	0.5	4,834	0.3
Time deposits $250,000 and over	3,583	0.2	3,831	0.2	8,368	0.5
Total community bank deposits	$1,637,324	100.0%	$1,574,166	100.0%	$1,597,601	100.0%
Cost of deposits(1)	1.54%		1.46%		1.77%
(1)Cost of deposits is annualized for the three months ended for each period presented.

Community bank deposits increased $63.2 million, or 4.0%, during the three months ended September 30, 2026 to $1.64 billion as a result of normal growth and balance fluctuations. The community bank segment includes noninterest bearing deposits of $491.3 million, or 30.0%, of total community bank deposits, resulting in a cost of deposits of 1.54%, which is up slightly from 1.46% for the quarter ended June 30, 2026, and down from 1.77% for the quarter ended September 30, 2025.

Net Interest Income and Margin Discussion
Net interest income was $88.3 million for the quarter ended September 30, 2026, a decrease of $1.1 million, or 1.2%, from $89.4 million for the quarter ended June 30, 2026, and an increase of $10.4 million, or 13.4%, from $77.9 million for the quarter ended September 30, 2025. Net interest income compared to June 30, 2026 was lower primarily due to an increase in interest expense on interest bearing accounts due primarily to an increase in average interest bearing deposits. Net interest income was higher compared to September 30, 2025 primarily due to higher loan interest resulting from an increase in average loans receivable partially offset by a decrease in loan rates.

Net interest margin was 6.59% for the three months ended September 30, 2026, compared to 7.27% for the three months ended June 30, 2026 and 7.00% for the three months ended September 30, 2025. The decrease in net interest margin for the three months ended September 30, 2026 compared to the three months ended June 30, 2026 was primarily driven by a decrease in average loan yield driven by a change in loan mix. Net interest margin, net of BaaS loan expense, (a reconciliation of the non-GAAP measures are set forth in the Non-GAAP Financial Measures section of this earnings release) was 3.93% for the three months ended September 30, 2026, compared to 3.98% for the three months ended June 30, 2026 and 4.05% for the three months ended September 30, 2025. The quarter-over-quarter decrease in net interest margin, net of BaaS loan expense, was also primarily driven by a decrease in average loan yield due to a change in loan mix.

Interest and fees on loans receivable increased $2.0 million, or 1.8%, to $113.1 million for the three months ended September 30, 2026, compared to $111.1 million for the three months ended June 30, 2026, as a result of an increase in average loans receivable. Interest and fees on loans receivable increased $12.7 million, or 12.7%, compared to $100.4 million for the three months ended September 30, 2025, due to loan growth, partially offset by a decrease in loan yield.
The following table illustrates how net interest margin and loan yield is affected by BaaS loan expense:

Consolidated	As of and for the Three Months Ended
(dollars in thousands; unaudited)	September 30 2026	June 30 2026	September 30 2025
Net interest margin, net of BaaS loan expense:
Net interest margin (1)	6.59%	7.27%	7.00%
Earning assets	5,311,128	4,928,350	4,413,529
Net interest income (GAAP)	88,286	89,367	77,901
Less: BaaS loan expense	(35,715)	(40,409)	(32,840)
Net interest income, net of BaaS loan expense(2)	$52,571	$48,958	$45,061
Net interest margin, net of BaaS loan expense (1)(2)	3.93%	3.98%	4.05%
Loan income net of BaaS loan expense divided by average loans:
Loan yield (GAAP)(1)	10.03%	10.74%	10.95%
Total average loans receivable	$4,474,470	$4,148,380	$3,636,545
Interest and earned fee income on loans (GAAP)	113,082	111,097	100,367
BaaS loan expense	(35,715)	(40,409)	(32,840)
Net loan income(2)	$77,367	$70,688	$67,527
Loan income, net of BaaS loan expense, divided by average loans (1)(2)	6.86%	6.83%	7.37%
(1) Annualized calculations shown for periods presented.
(2) A reconciliation of the non-GAAP measures are set forth at the end of this earnings release.
Average investment securities decreased $772,000 to $45.0 million compared to the three months ended June 30, 2026 as a result of maturities and principal paydowns, and decreased $26,000 compared to the three months ended September 30, 2025.
Cost of funds was 2.67% for the quarter ended September 30, 2026, an increase of five basis points from the quarter ended June 30, 2026, and a decrease of 40 basis points from the quarter ended September 30, 2025. Cost of deposits for the quarter ended September 30, 2026 was 2.61%, compared to 2.57% for the quarter ended June 30, 2026, and 3.04% for the quarter ended September 30, 2025. The decreased cost of funds and deposits compared to September 30, 2025 was largely due to the reductions in the Fed funds rate in 2025; however, the 0.25% increase to the Fed funds rate effective September 17, 2026, along with any future changes in the rate, will impact cost of funds and deposits in the future.

The following table summarizes the average yield on loans receivable and cost of deposits:

	For the Three Months Ended
	September 30, 2026		June 30, 2026		September 30, 2025
	Yield on Loans (2)	Cost of Deposits (2)	Yield on Loans (2)	Cost of Deposits (2)	Yield on Loans (2)	Cost of Deposits (2)
Community Bank	6.66%	1.54%	6.57%	1.46%	6.51%	1.77%
CCBX (1)	12.73%	3.17%	14.56%	3.19%	15.65%	3.90%
Consolidated	10.03%	2.61%	10.74%	2.57%	10.95%	3.04%
(1)CCBX yield on loans does not include the impact of BaaS loan expense. BaaS loan expense represents the amount paid or payable to partners for credit and fraud enhancements and originating & servicing CCBX loans. To determine Net BaaS loan income earned from CCBX loan relationships, the Company takes BaaS loan interest income and deducts BaaS loan expense to arrive at Net BaaS loan income, which can be compared to interest income on the Company’s community bank loans. See reconciliation of the non-GAAP measures at the end of this earnings release for the impact of BaaS loan expense on CCBX loan yield.
(2)Annualized calculations for periods presented.
The following table illustrates how BaaS loan interest income is affected by BaaS loan expense resulting in net BaaS loan income and the associated yield:

	For the Three Months Ended
	September 30, 2026		June 30, 2026		September 30, 2025
(dollars in thousands; unaudited)	Income / Expense	Income / expense divided by average CCBX loans (2)	Income / Expense	Income / expense divided by average CCBX loans(2)	Income / Expense	Income / expense divided by average CCBX loans (2)
BaaS loan interest income	$79,623	12.73%	$78,580	14.56%	$69,643	15.65%
Less: BaaS loan expense	35,715	5.71%	40,409	7.49%	32,840	7.38%
Net BaaS loan income (1)	$43,908	7.02%	$38,171	7.07%	$36,803	8.27%
Average BaaS Loans(3)	$2,480,545		$2,164,634		$1,764,957
(1) A reconciliation of the non-GAAP measures are set forth at the end of this earnings release.
(2) Annualized calculations shown for the periods presented.
(3) Includes loans held for sale.

Noninterest Income Discussion

Noninterest income was $61.0 million for the three months ended September 30, 2026, a decrease of $27.7 million from $88.7 million for the three months ended June 30, 2026, and a decrease of $5.7 million from $66.8 million for the three months ended September 30, 2025. The decrease in noninterest income for the quarter ended September 30, 2026 as compared to the quarter ended June 30, 2026 was primarily due to a $29.0 million decrease in credit enhancement income, which moved in tandem with a corresponding decrease in the provision for credit losses, both driven by change in loan mix and sales of loans and expected losses based upon an analysis of the CCBX loan portfolio, partially offset by an additional $3.1 million downwards adjustment to credit enhancement income related to The Partner whose indemnification of credit losses is not expected to be fully collectable, a $183,000 decrease in BaaS fraud enhancements and a $477,000 decrease in unrealized gain on equity securities reflecting a $565,000 downward valuation adjustment on a strategic equity investment, partially offset by an increase of $2.1 million in BaaS program income (see “Appendix B” for more information on the accounting for BaaS allowance for credit losses and credit and fraud enhancements).

The $5.7 million decrease in noninterest income over the quarter ended September 30, 2025 was primarily due to an $11.6 million decrease in BaaS credit and fraud enhancements, partially offset by an increase of $6.3 million in BaaS program income.
Noninterest Expense Discussion

Total noninterest expense decreased $56.3 million to $84.8 million for the three months ended September 30, 2026, compared to $141.1 million for the three months ended June 30, 2026, and increased $14.7 million from $70.2 million for the three months ended September 30, 2025. The $56.3 million decrease in noninterest expense for the quarter ended September 30, 2026, as compared to the quarter ended June 30, 2026, was primarily due to a $46.0 million credit enhancement receivable valuation adjustment recorded in the second quarter of 2026 related to the assessment of collectability for The Partner that did not recur in the third quarter of 2026, a $5.9 million decrease in data processing and software licenses reflecting the absence of $4.4 million in second-quarter accelerated depreciation and lower current-quarter amortization and a $1.6 million decrease in salaries and employee benefits, partially offset by a $1.6 million increase in legal and professional fees. Also contributing to the variance was a $4.7 million decrease in BaaS loan expense and a $183,000 decrease in BaaS fraud expense. BaaS loan expense represents the amount paid or payable to partners for credit enhancements and originating & servicing CCBX loans. BaaS fraud expense represents non-credit fraud losses on partner’s customer loan and deposit accounts. A portion of this expense is realized during the quarter in which the loss occurs, and a portion is estimated based on historical or other information from our partners.

The $14.7 million increase in noninterest expense for the quarter ended September 30, 2026 compared to the quarter ended September 30, 2025 was largely due to a $3.8 million increase in legal and professional expenses, a $2.3 million increase in data processing and software licenses due to enhancements and investments in technology and a $1.9 million increase in salaries and employee benefits. Also contributing to the variance is a $2.9 million increase in BaaS loan expense and a $2.0 million increase in BaaS fraud expense.

Certain operating expenses associated with CCBX programs are reimbursed by our CCBX partners. In accordance with GAAP we recognize all expenses in noninterest expense and the reimbursement of expenses from our CCBX partners in noninterest income. The $51.7 million decrease in noninterest expense net of BaaS loan expense, BaaS fraud expense and reimbursement of expenses for the quarter ended September 30, 2026, as compared to the quarter ended June 30, 2026, was primarily due to a $46.0 million credit enhancement receivable valuation adjustment recorded in the second quarter related to the assessment of collectability for The Partner that did not recur in the third quarter. The following table reflects the portion of noninterest expenses that are reimbursed by partners to assist in understanding how the increases in noninterest expense are related to expenses incurred and reimbursed by CCBX partners:

	Three Months Ended
	September 30,	June 30,	September 30,
(dollars in thousands; unaudited)	2026	2026	2025
Total noninterest expense (GAAP)	$84,843	$141,111	$70,172
Less: BaaS loan expense	35,715	40,409	32,840
Less: BaaS fraud expense	4,129	4,312	2,127
Less: Reimbursement of expenses (BaaS)	2,592	2,259	1,412
Noninterest expense, net of BaaS loan expense, BaaS fraud expense and reimbursement of expenses (BaaS) (1)	$42,407	$94,131	$33,793
(1) A reconciliation of the non-GAAP measures are set forth at the end of this earnings release.
Provision for Income Taxes
The provision for income taxes reflected an expense of $4.7 million for the three months ended September 30, 2026, compared to tax benefit of $13.1 million for the three months ended June 30, 2026 and expense of $4.3 million for the three months ended September 30, 2025. The tax benefit recognized during the three months ended June 30, 2026 was primarily attributable to the pre-tax loss incurred during the period, while differences between periods also reflect changes in the taxability of certain equity awards.

As CCBX activities and employee presence expand into additional states, the Company becomes subject to additional state tax jurisdictions, which has increased the overall tax rate used in calculating the provision for income taxes. The Company uses a federal statutory tax rate of 21.0% as a basis for calculating provision for federal income taxes and 3.64% for calculating the provision for state income taxes.
Financial Condition Overview
Total assets decreased $179.7 million, or 3.3%, to $5.28 billion at September 30, 2026, compared to $5.46 billion at June 30, 2026. The decrease is primarily comprised of a $202.5 million decrease in interest earning deposits with other banks and a $22.7 million decrease in loans receivable, partially offset by a $32.5 million increase in loans held for sale. The decrease in loans receivable is primarily the result of $5.99 billion in loan sales during the quarter.

As of September 30, 2026, in addition to the $803.6 million in cash on hand, the Company had borrowing capacity of up to a total of $621.4 million from the Federal Reserve Bank discount window and Federal Home Loan Bank, plus an additional $206.0 million available under credit facilities with banker's banks. There were no borrowings outstanding on these lines as of September 30, 2026.
The Company, on a stand alone basis, had a cash balance of $14.5 million as of September 30, 2026, a portion of which is retained for general operating purposes, including debt repayment, and for funding $2.5 million in commitments to bank technology investment funds, with the remaining cash available to be contributed to the Bank as capital.

Uninsured deposits were estimated at $899.6 million as of September 30, 2026, compared to $1.35 billion as of June 30, 2026. While uninsured deposits decreased from the prior quarter, they may fluctuate due to the composition and timing of certain partner deposit balances, including the periodic use of sweep arrangements.
Total shareholders’ equity as of September 30, 2026 increased $14.8 million since June 30, 2026. The increase in shareholders’ equity was primarily comprised of $13.8 million in net income and an increase of $1.0 million in common stock outstanding as a result of equity awards vested and exercised during the three months ended September 30, 2026. During the quarter ended September 30, 2026, the Company contributed $25.0 million of capital to the Bank to support the Bank’s capital position and capacity for continued growth.

The Company and the Bank remained well capitalized at September 30, 2026, as summarized in the following table.

(unaudited)	Coastal Community Bank	Coastal Financial Corporation	Minimum Well Capitalized Ratios under Prompt Corrective Action (1)
Tier 1 Leverage Capital (to average assets)	9.30%	8.81%	5.00%
Common Equity Tier 1 Capital (to risk-weighted assets)	12.22%	11.47%	6.50%
Tier 1 Capital (to risk-weighted assets)	12.22%	11.56%	8.00%
Total Capital (to risk-weighted assets)	13.52%	13.82%	10.00%
(1) Presents the minimum capital ratios for an insured depository institution, such as the Bank, to be considered well capitalized under the Prompt Corrective Action framework. The minimum requirements for the Company to be considered well capitalized under Regulation Y include to maintain, on a consolidated basis, a total risk-based capital ratio of 10.0 percent or greater and a tier 1 risk-based capital ratio of 6.0 percent or greater.

Asset Quality
The allowance for credit losses was $208.1 million and 4.97% of loans receivable at September 30, 2026, compared to $213.7 million and 5.08% at June 30, 2026 and $173.8 million and 4.69% at September 30, 2025. The allowance for credit loss allocated to the CCBX portfolio was $192.0 million and 8.70% of CCBX loans receivable at September 30, 2026, with $16.1 million of allowance for credit loss allocated to the community bank, or 0.81% of total community bank loans receivable. The decline in CCBX’s allowance ratio primarily reflected a reduced reserve on certain overdraft receivables under an agreement for the partner to purchase them at 60 days past due, before the Bank’s customary charge-off point. Changes in loan mix and an updated prepayment study also affected the allowance.
The following table details the allocation of the allowance for credit loss as of the period indicated:

	As of September 30, 2026			As of June 30, 2026			As of September 30, 2025
(dollars in thousands; unaudited)	Community Bank	CCBX	Total	Community Bank	CCBX	Total	Community Bank	CCBX	Total
Loans receivable	$1,978,630	$2,206,899	$4,185,529	$1,982,518	$2,225,752	$4,208,270	$1,899,672	$1,804,176	$3,703,848
Allowance for credit losses	(16,094)	(192,010)	(208,104)	(15,723)	(198,001)	(213,724)	(18,354)	(155,459)	(173,813)
Allowance for credit losses to total loans receivable	0.81%	8.70%	4.97%	0.79%	8.90%	5.08%	0.97%	8.62%	4.69%
Net charge-offs totaled $49.9 million for the quarter ended September 30, 2026, compared to $50.6 million for the quarter ended June 30, 2026 and $49.2 million for the quarter ended September 30, 2025. Net charge-offs as a percent of average loans decreased to 4.43% for the quarter ended September 30, 2026 compared to 4.90% for the quarter ended June 30, 2026, and 5.37% for the quarter ended September 30, 2025. Under one partner program, the Company retains ownership of approximately 5% of a $167.5 million loan portfolio and retains the provision for credit losses for that portfolio. Loan sales during the quarter temporarily increased its retained share to approximately 15% of the $167.5 million portfolio, or $25.1 million in loans. Net charge-offs for this $25.1 million in loans were $778,000 for the three months ended September 30, 2026, $1.0 million for the three months ended June 30, 2026 and $1.0 million for the three months ended September 30, 2025.

The following table details net charge-offs for the community bank and CCBX for the period indicated:

	Three Months Ended
	September 30, 2026			June 30, 2026			September 30, 2025
(dollars in thousands; unaudited)	Community Bank	CCBX	Total	Community Bank	CCBX	Total	Community Bank	CCBX	Total
Gross charge-offs	$4	$57,790	$57,794	$56	$58,162	$58,218	$18	$54,516	$54,534
Gross recoveries	(3)	(7,874)	(7,877)	(2)	(7,581)	(7,583)	(19)	(5,270)	(5,289)
Net charge-offs (recoveries)	$1	$49,916	$49,917	$54	$50,581	$50,635	$(1)	$49,246	$49,245
Net charge-offs to average loans (1)	0.00%	7.98%	4.43%	0.01%	9.37%	4.90%	0.00%	11.07%	5.37%
(1) Annualized calculations shown for periods presented.
During the quarter ended September 30, 2026, a $43.9 million provision for credit losses was recorded for CCBX partner loans, compared to $94.3 million for the quarter ended June 30, 2026. The decrease primarily reflected that the $22.8 million specific provision recorded in the quarter ended June 30, 2026 for credit losses not expected to be fully recovered under The Partner's indemnification arrangement remained unchanged in the current quarter with no incremental provision required for the quarter ended September 30, 2026. Changes in portfolio composition and weighted average lives also impacted the current quarter provision. The CCBX allowance for credit losses was $192.0 million at September 30, 2026, compared to $198.0 million at June 30, 2026. In general, CCBX loans have a higher level of expected losses than our community bank loans, which is reflected in the factors for the allowance for credit losses.
In accordance with accounting guidance, we estimate and record a provision for expected losses for these CCBX loans and reclassified negative deposit accounts, with expected losses reflected in the allowance for credit losses. When provision expense is recognized for CCBX credit losses and unfunded commitments that are subject to partner indemnification, we also record a credit enhancement asset through noninterest income (BaaS credit enhancements) representing amounts contractually due under the applicable partner agreements. We evaluate the collectability of the credit enhancement asset each reporting period and record a valuation adjustment when collection of all or a portion of the asset is no longer considered probable. The credit enhancement asset is reduced as indemnification payments are received from CCBX partners. Management regularly evaluates and manages counterparty risk associated with its CCBX partners, as the Bank could incur additional credit losses to the extent a partner is unable to fulfill its contractual obligations.
The factors used in management’s analysis for community bank credit losses indicated that a provision of $372,000 was needed for the quarter ended September 30, 2026 compared to a provision recapture of $2.4 million and $583,000 for the quarters ended June 30, 2026 and September 30, 2025, respectively. The provision in the current period was due to a change in prepayment speeds and changes in the overall mix of the portfolio.
The following table details the provision expense (recapture) for loans by segment for the period indicated:

	Three Months Ended
(dollars in thousands; unaudited)	September 30, 2026	June 30, 2026	September 30, 2025
Community bank	$372	$(2,377)	$(583)
CCBX	43,925	94,309	58,847
Total provision expense - loans receivable	$44,297	$91,932	$58,264
In addition, there was a $1.4 million provision for unfunded commitments, recorded primarily due to an increase in unfunded commitments.
At September 30, 2026, our nonperforming assets were $60.5 million, or 1.15% of total assets, compared to $75.2 million, or 1.38% of total assets, at June 30, 2026 and $59.8 million, or 1.31% of total assets, at September 30, 2025. These ratios are impacted by nonperforming CCBX loans that are covered by CCBX partner credit enhancements. As of September 30, 2026, $52.8 million of the $54.6 million in nonperforming CCBX loans were covered by CCBX partner credit enhancements described above. Additionally, certain CCBX partners employ collection practices that place specific loans on nonaccrual status to enhance collectability. As of September 30, 2026, $18.7 million of these loans are less than 90 days past due.

Nonperforming assets decreased $14.7 million during the quarter ended September 30, 2026, compared to the quarter ended June 30, 2026. Community bank nonperforming loans decreased $380,000 from June 30, 2026 to $5.8 million as of September 30, 2026. CCBX nonperforming loans decreased $14.3 million to $54.6 million from June 30, 2026. The decrease in CCBX nonperforming loans is due to a decrease of $7.2 million in nonaccrual loans from June 30, 2026 to $23.3 million, combined with a $7.2 million decrease in CCBX loans that are past due 90 days or more and still accruing interest. As a result of the type of loans (primarily consumer loans) originated through our CCBX partners, we would typically anticipate that balances 90 days past due or more and still accruing will generally increase as those loan portfolios grow. Consumer loans originated through CCBX lending partners may continue to accrue interest beyond 90 days past due. Installment (closed-end) loans generally continue to accrue until 120 past due while revolving (open-end) loans generally continue to accrue until 180 days past due. There were no repossessed assets or other real estate owned at September 30, 2026. Our nonperforming loans to loans receivable ratio was 1.44% at September 30, 2026, compared to 1.79% at June 30, 2026 and 1.61% at September 30, 2025.

The following table details the Company’s nonperforming assets for the periods indicated.

Consolidated	As of
(dollars in thousands; unaudited)	September 30, 2026	June 30, 2026	September 30, 2025
Nonaccrual loans:
Commercial and industrial loans	$198	$243	$2,297
Real estate loans:
Construction, land and land development	—	—	1,697
Residential real estate	1,695	1,705	—
Commercial real estate	4,000	4,344	348
Consumer and other loans:
Credit cards	18,161	26,670	19,677
Other consumer and other loans	5,071	3,729	2,820
Total nonaccrual loans	29,125	36,691	26,839
Accruing loans past due 90 days or more:
Commercial & industrial loans	346	504	910
Real estate loans:
Residential real estate loans	1,610	1,446	1,575
Consumer and other loans:
Credit cards	17,536	27,077	22,626
Other consumer and other loans	11,851	9,472	7,813
Total accruing loans past due 90 days or more	31,343	38,499	32,924
Total nonperforming loans	60,468	75,190	59,763
Real estate owned	—	—	—
Repossessed assets	—	—	—
Total nonperforming assets	$60,468	$75,190	$59,763
Total nonaccrual loans to loans receivable	0.70%	0.87%	0.72%
Total nonperforming loans to loans receivable	1.44%	1.79%	1.61%
Total nonperforming assets to total assets	1.15%	1.38%	1.31%

The following tables detail the CCBX and community bank nonperforming assets, which are included in the total nonperforming assets table above.

CCBX	As of
(dollars in thousands; unaudited)	September 30, 2026	June 30, 2026	September 30, 2025
Nonaccrual loans:
Commercial and industrial loans:
All other commercial & industrial loans	$49	$68	$157
Consumer and other loans:
Credit cards	18,161	26,670	19,677
Other consumer and other loans	5,071	3,729	2,820
Total nonaccrual loans	23,281	30,467	22,654
Accruing loans past due 90 days or more:
Commercial & industrial loans	346	504	910
Real estate loans:
Residential real estate loans	1,610	1,446	1,575
Consumer and other loans:
Credit cards	17,536	27,077	22,626
Other consumer and other loans	11,851	9,472	7,813
Total accruing loans past due 90 days or more	31,343	38,499	32,924
Total nonperforming loans	54,624	68,966	55,578
Other real estate owned	—	—	—
Repossessed assets	—	—	—
Total nonperforming assets	$54,624	$68,966	$55,578
Total CCBX nonperforming assets to total consolidated assets	1.04%	1.26%	1.22%

Community Bank	As of
(dollars in thousands; unaudited)	September 30, 2026	June 30, 2026	September 30, 2025
Nonaccrual loans:
Commercial and industrial loans	$149	$175	$2,140
Real estate:
Construction, land and land development	—	—	1,697
Residential real estate	1,695	1,705	—
Commercial real estate	4,000	4,344	348
Total nonaccrual loans	5,844	6,224	4,185
Accruing loans past due 90 days or more:
Total accruing loans past due 90 days or more	—	—	—
Total nonperforming loans	5,844	6,224	4,185
Other real estate owned	—	—	—
Repossessed assets	—	—	—
Total nonperforming assets	$5,844	$6,224	$4,185
Total community bank nonperforming assets to total consolidated assets	0.11%	0.11%	0.09%
Negative deposit account balances are reclassified as loans for financial reporting purposes and are included in the Company's allowance for credit losses under its CECL methodology. Because these balances do not accrue interest, they are not included in nonaccrual loans. Management monitors the aging, collectability and expected credit losses associated with these balances as part of its ongoing credit risk management process. Consistent with the second quarter of 2026, The Partner's reclassified negative deposit account, which was outstanding for more than 90 days both quarters, remains included in loans receivable at $22.8 million, with no change quarter over quarter. Management established a 100%

specific reserve against this balance in the second quarter of 2026 that was unchanged at September 30, 2026, reflecting its assessment that full collection is not expected under the applicable indemnification arrangement.
About Coastal Financial
Coastal Financial Corporation (Nasdaq: CCB) (the “Company”), is an Everett, Washington based bank holding company whose wholly owned subsidiaries are Coastal Community Bank (“Bank”) and Arlington Olympic LLC. The $5.28 billion Bank provides service through 14 full-service branches in Snohomish, Island and King Counties, one loan production office in King County, the Internet and its mobile banking application. The Bank provides banking as a service to digital financial service providers, companies and brands that want to provide financial services to their customers through the Bank's CCBX segment. To learn more about the Company visit www.coastalbank.com.

CCB-ER
Contact
Eric Sprink, Chief Executive Officer, esprink@coastalbank.com
Joel G. Edwards, Chief Financial Officer, jedwards@coastalbank.com
Forward-Looking Statements

This earnings release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect our current views with respect to, among other things, future events and our financial performance. Any statements about our management’s expectations, beliefs, plans, predictions, forecasts, objectives, assumptions or future events or performance are not historical facts and may be forward-looking. These statements are often, but not always, made through the use of words or phrases such as “anticipate,” “believes,” “can,” “could,” “may,” “predicts,” “potential,” “should,” “will,” “estimate,” “plans,” “projects,” “continuing,” “ongoing,” “expects,” “intends” and similar words or phrases. Any or all of the forward-looking statements in this earnings release may turn out to be inaccurate. The inclusion of or reference to forward-looking information in this earnings release should not be regarded as a representation by us or any other person that the future plans, estimates or expectations contemplated by us will be achieved. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs. Our actual results could differ materially from those anticipated in such forward-looking statements as a result of risks, uncertainties and assumptions that are difficult to predict. Factors that could cause actual results to differ materially from those in the forward-looking statements include, without limitation, our ability to effectively evaluate and manage counterparty risk associated with CCBX partners and the risk that the conflicts in the Middle East and/or changes in U.S. trade policies, including the imposition of tariffs and retaliatory tariffs, may adversely impact our business, financial condition, and results of operations and those other risks and uncertainties discussed under “Risk Factors” in our Annual Report on Form 10-K for the most recent period filed and in any of our subsequent filings with the Securities and Exchange Commission.

If one or more events related to these or other risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, actual results may differ materially from what we anticipate. You are cautioned not to place undue reliance on forward-looking statements. Further, any forward-looking statement speaks only as of the date on which it is made, and we undertake no obligation to update or revise any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events, except as required by law.

COASTAL FINANCIAL CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(Dollars in thousands; unaudited)

ASSETS
	September 30, 2026	June 30, 2026	March 31, 2026	December 31, 2025	September 30, 2025
Cash and due from banks	$45,707	$48,088	$52,695	$34,241	$34,928
Interest earning deposits with other banks	757,844	960,360	1,442,772	702,729	607,330
Investment securities, available-for-sale, at fair value	25	27	28	29	31
Investment securities, held-to-maturity, at amortized cost	44,695	45,219	46,141	48,218	43,911
Other investments	18,803	14,177	14,023	12,837	12,778
Loans held for sale	140,337	107,838	124,039	71,216	42,894
Loans receivable	4,185,529	4,208,270	3,859,379	3,749,531	3,703,848
Allowance for credit losses	(208,104)	(213,724)	(172,427)	(169,530)	(173,813)
Total loans receivable, net	3,977,425	3,994,546	3,686,952	3,580,001	3,530,035
CCBX credit enhancement asset, net	150,327	154,346	180,587	177,657	177,741
CCBX receivable	34,456	28,134	24,926	23,047	16,260
Premises and equipment, net	27,088	25,736	29,710	29,325	29,114
Lease right-of-use assets	4,093	4,368	4,641	4,821	4,788
Accrued interest receivable	24,969	20,937	20,139	18,613	20,493
Bank-owned life insurance, net	14,337	14,199	14,044	13,910	13,777
Deferred tax asset, net	17,164	16,196	—	—	—
Intangible assets, net	3,981	4,207	4,434	4,536	—
Other assets	15,176	17,774	18,698	20,257	18,996
Total assets	$5,276,427	$5,456,152	$5,663,829	$4,741,437	$4,553,076

LIABILITIES AND SHAREHOLDERS’ EQUITY
LIABILITIES
Deposits	$4,678,831	$4,861,898	$5,041,164	$4,144,199	$3,972,563
Subordinated debt, net	44,555	44,518	44,480	44,443	44,406
Junior subordinated debentures, net	3,595	3,594	3,594	3,593	3,593
Deferred compensation	221	236	251	267	281
Accrued interest payable	1,229	2,178	2,665	1,435	1,106
Lease liabilities	4,241	4,522	4,799	4,984	4,956
CCBX payable	18,780	32,980	28,410	27,492	31,221
Deferred tax liability, net	—	—	1,656	853	799
Other liabilities	46,708	42,779	33,048	23,212	18,874
Total liabilities	4,798,160	4,992,705	5,160,067	4,250,478	4,077,799
SHAREHOLDERS’ EQUITY
Common Stock	237,044	236,012	234,222	233,438	230,399
Retained earnings	241,224	227,436	269,541	257,522	244,879
Accumulated other comprehensive loss, net of tax	(1)	(1)	(1)	(1)	(1)
Total shareholders’ equity	478,267	463,447	503,762	490,959	475,277
Total liabilities and shareholders’ equity	$5,276,427	$5,456,152	$5,663,829	$4,741,437	$4,553,076

COASTAL FINANCIAL CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Dollars in thousands, except per share amounts; unaudited)

	Three Months Ended
	September 30, 2026	June 30, 2026	March 31, 2026	December 31, 2025	September 30, 2025
INTEREST AND DIVIDEND INCOME
Interest and fees on loans	$113,082	$111,097	$102,887	$100,206	$100,367
Interest on interest earning deposits with other banks	7,286	6,607	8,128	6,810	8,007
Interest on investment securities	609	612	622	635	616
Dividends on other investments	206	238	44	235	37
Total interest income	121,183	118,554	111,681	107,886	109,027
INTEREST EXPENSE
Interest on deposits	30,931	28,043	27,670	27,863	30,466
Interest on borrowed funds	1,966	1,144	654	658	660
Total interest expense	32,897	29,187	28,324	28,521	31,126
Net interest income	88,286	89,367	83,357	79,365	77,901
PROVISION FOR CREDIT LOSSES	46,019	92,157	51,398	48,041	56,598
Net interest income (expense) after provision for credit losses	42,267	(2,790)	31,959	31,324	21,303
NONINTEREST INCOME
Service charges and fees	979	1,016	850	882	903
Gain on sales of loans, net	7	—	—	—	—
Unrealized (loss) gain on equity securities, net	(502)	(25)	126	—	9
Other income	533	667	410	459	461
Noninterest income, excluding BaaS program income and BaaS indemnification income	1,017	1,658	1,386	1,341	1,373
Servicing and other BaaS fees	3,509	2,917	2,623	2,113	1,575
Transaction and interchange fees	8,026	6,836	5,873	4,924	4,878
Reimbursement of expenses	2,592	2,259	2,392	1,868	1,412
BaaS program income	14,127	12,012	10,888	8,905	7,865
BaaS credit enhancements	41,767	70,725	50,744	47,325	55,412
BaaS fraud enhancements	4,129	4,312	3,059	1,090	2,127
BaaS indemnification income	45,896	75,037	53,803	48,415	57,539
Total noninterest income	61,040	88,707	66,077	58,661	66,777

NONINTEREST EXPENSE
Salaries and employee benefits	22,003	23,615	23,164	22,787	20,146
Occupancy	932	890	859	1,091	952
Data processing and software licenses	8,441	14,348	7,643	6,978	6,114
Legal and professional expenses	7,792	6,197	7,002	4,447	3,957
Point of sale expense	427	464	445	105	69
Excise taxes	1,059	988	1,169	756	696
Federal Deposit Insurance Corporation ("FDIC") assessments	1,269	829	573	817	815
Director and staff expenses	655	718	668	870	544
Marketing	7	6	38	259	272
Credit enhancement receivable valuation adjustment	—	46,009	—	—	—
Other expense	2,414	2,326	1,892	2,348	1,640
Noninterest expense, excluding BaaS loan and BaaS fraud expense	44,999	96,390	43,453	40,458	35,205
BaaS loan expense	35,715	40,409	36,940	31,256	32,840
BaaS fraud expense	4,129	4,312	3,059	1,090	2,127
BaaS loan and fraud expense	39,844	44,721	39,999	32,346	34,967
Total noninterest expense	84,843	141,111	83,452	72,804	70,172
Income (loss) before provision for income taxes	18,464	(55,194)	14,584	17,181	17,908
PROVISION (BENEFIT) FOR INCOME TAXES	4,676	(13,089)	2,565	4,538	4,316
NET INCOME (LOSS)	$13,788	$(42,105)	$12,019	$12,643	$13,592
Basic earnings (loss) per common share	$0.90	$(2.76)	$0.79	$0.84	$0.90
Diluted earnings (loss) per common share	$0.89	$(2.76)	$0.78	$0.82	$0.88
Weighted average number of common shares outstanding:
Basic	15,256,873	15,243,357	15,179,447	15,116,005	15,093,274
Diluted	15,417,178	15,243,357	15,422,822	15,455,856	15,443,987

COASTAL FINANCIAL CORPORATION
AVERAGE BALANCES, YIELDS, AND RATES – QUARTERLY
(Dollars in thousands; unaudited)

	For the Three Months Ended
	September 30, 2026			June 30, 2026			September 30, 2025
	Average Balance	Interest & Dividends	Yield / Cost (1)	Average Balance	Interest & Dividends	Yield / Cost (1)	Average Balance	Interest & Dividends	Yield / Cost (1)
Assets
Interest earning assets:
Interest earning deposits with other banks	$775,638	$7,286	3.73%	$717,893	$6,607	3.69%	$719,191	$8,007	4.42%
Investment securities, available-for-sale (2)	27	—	—	28	—	—	33	—	—
Investment securities, held-to-maturity (2)	45,010	609	5.37	45,781	612	5.36	45,030	616	5.43
Other investments	15,983	206	5.11	16,268	238	5.87	12,730	37	1.15
Loans receivable (3)	4,474,470	113,082	10.03	4,148,380	111,097	10.74	3,636,545	100,367	10.95
Total interest earning assets	5,311,128	121,183	9.05	4,928,350	118,554	9.65	4,413,529	109,027	9.80
Noninterest earning assets:
Allowance for credit losses	(207,116)			(171,130)			(158,525)
Other noninterest earning assets	321,863			327,580			286,002
Total assets	$5,425,875			$5,084,800			$4,541,006

Liabilities and Shareholders’ Equity
Interest bearing liabilities:
Interest bearing deposits	$4,078,051	$30,931	3.01%	$3,781,107	$28,043	2.97%	$3,394,664	$30,466	3.56%
Fed funds borrowings	122,119	1,167	3.79	1,099	11	4.01	—	—	—
FHLB advances and other borrowings	13,370	135	4.01	48,725	480	3.95	—	—	—
Subordinated debt	44,531	608	5.42	44,494	598	5.39	44,383	598	5.35
Junior subordinated debentures	3,594	56	6.18	3,594	55	6.14	3,592	62	6.85
Total interest bearing liabilities	4,261,665	32,897	3.06	3,879,019	29,187	3.02	3,442,639	31,126	3.59
Noninterest bearing deposits	627,962			588,188			577,820
Other liabilities	66,445			107,447			52,447
Total shareholders' equity	469,803			510,146			468,100
Total liabilities and shareholders' equity	$5,425,875			$5,084,800			$4,541,006
Net interest income		$88,286			$89,367			$77,901
Interest rate spread			5.99%			6.63%			6.21%
Net interest margin (4)			6.59%			7.27%			7.00%

(1)Yields and costs are annualized.
(2)For presentation in this table, average balances and the corresponding average rates for investment securities are based upon historical cost, adjusted for amortization of premiums and accretion of discounts.
(3)Includes loans held for sale and nonaccrual loans.
(4)Net interest margin represents net interest income divided by the average total interest earning assets.

COASTAL FINANCIAL CORPORATION
SELECTED AVERAGE BALANCES, YIELDS, AND RATES – BY SEGMENT - QUARTERLY
(Dollars in thousands; unaudited)

	For the Three Months Ended
	September 30, 2026			June 30, 2026			September 30, 2025
(dollars in thousands; unaudited)	Average Balance	Interest & Dividends	Yield / Cost (1)	Average Balance	Interest & Dividends	Yield / Cost (1)	Average Balance	Interest & Dividends	Yield / Cost (1)
Community Bank
Assets
Interest earning assets:
Loans receivable (2)	$1,993,925	$33,459	6.66%	$1,983,746	$32,517	6.57%	$1,871,588	$30,724	6.51%
Total interest earning assets	1,993,925	33,459	6.66	1,983,746	32,517	6.57	1,871,588	30,724	6.51
Liabilities
Interest bearing liabilities:
Interest bearing deposits	1,121,204	6,320	2.24%	1,062,196	5,657	2.14%	1,096,883	7,136	2.58%
Intrabank liability	363,768	3,420	3.73	426,969	3,931	3.69	271,961	3,028	4.42
Total interest bearing liabilities	1,484,972	9,740	2.60	1,489,165	9,588	2.58	1,368,844	10,164	2.95
Noninterest bearing deposits	508,953			494,581			502,744
Net interest income		$23,719			$22,929			$20,560
Net interest margin(3)			4.72%			4.64%			4.36%

CCBX
Assets
Interest earning assets:
Loans receivable (2)(4)	$2,480,545	$79,623	12.73%	$2,164,634	$78,580	14.56%	$1,764,957	$69,643	15.65%
Intrabank asset	595,311	5,578	3.72	647,884	5,962	3.69	607,900	6,768	4.42
Total interest earning assets	3,075,856	85,201	10.99	2,812,518	84,542	12.06	2,372,857	76,411	12.78
Liabilities
Interest bearing liabilities:
Interest bearing deposits	2,956,847	24,611	3.30%	2,718,911	22,386	3.30%	2,297,781	23,330	4.03%
Total interest bearing liabilities	2,956,847	24,611	3.30	2,718,911	22,386	3.30	2,297,781	23,330	4.03
Noninterest bearing deposits	119,009			93,607			75,076
Net interest income		$60,590			$62,156			$53,081
Net interest margin(3)			7.82%			8.86%			8.88%
Net interest margin, net of BaaS loan expense(5)			3.21%			3.10%			3.38%

	For the Three Months Ended
	September 30, 2026			June 30, 2026				September 30, 2025
(dollars in thousands; unaudited)	Average Balance	Interest & Dividends	Yield / Cost (1)	Average Balance		Interest & Dividends	Yield / Cost (1)	Average Balance	Interest & Dividends	Yield / Cost (1)
Treasury & Administration
Assets
Interest earning assets:
Interest earning deposits with other banks	$775,638	$7,286	3.73%	$717,893		$6,607	3.69%	$719,191	$8,007	4.42%
Investment securities, available-for-sale (6)	27	—	3.37	28		—	3.52	33	—	—
Investment securities, held-to-maturity (6)	45,010	609	5.37	45,781		612	5.36	45,030	616	5.43
Other investments	15,983	206	5.11	16,268		238	5.87	12,730	37	1.15
Total interest earning assets	836,658	8,101	3.84%	779,970	—	7,457	3.83%	776,984	8,660	4.42%
Liabilities
Interest bearing liabilities:
Fed funds borrowings	$122,119	1,167	3.79%	$1,099		11	4.01%	$—	—	—%
FHLB advances and borrowings	13,370	135	4.01	48,725		480	3.95	—	—	—
Subordinated debt	44,531	608	5.42	44,494		598	5.39	44,383	598	5.35
Junior subordinated debentures	3,594	56	6.18	3,594		55	6.14	3,592	62	6.85
Intrabank liability, net (7)	231,543	2,158	3.70	220,915		2,031	3.69	335,939	3,740	4.42
Total interest bearing liabilities	415,157	4,124	3.94	318,827		3,175	3.99	383,914	4,400	4.55
Net interest income		$3,977				$4,282			$4,260
Net interest margin(3)			1.89%				2.20%			2.18%
(1)Yields and costs are annualized.
(2)Includes loans held for sale and nonaccrual loans.
(3)Net interest margin represents net interest income divided by the average total interest earning assets.
(4)CCBX yield does not include the impact of BaaS loan expense. BaaS loan expense represents the amount paid or payable to partners for credit enhancements, fraud enhancements and originating & servicing CCBX loans. See reconciliation of the non-GAAP measures at the end of this earnings release for the impact of BaaS loan expense on CCBX loan yield.
(5)Net interest margin, net of BaaS loan expense, includes the impact of BaaS loan expense. BaaS loan expense represents the amount paid or payable to partners for credit enhancements, fraud enhancements, originating & servicing CCBX loans. See reconciliation of the non-GAAP measures at the end of this earnings release.
(6)For presentation in this table, average balances and the corresponding average rates for investment securities are based upon historical cost, adjusted for amortization of premiums and accretion of discounts.
(7)Intrabank assets and liabilities are consolidated for period calculations and presented as intrabank asset, net or intrabank liability, net in the table above.

Non-GAAP Financial Measures
The Company uses certain non-GAAP financial measures to provide meaningful supplemental information regarding the Company’s operational performance and to enhance investors’ overall understanding of financial performance.
However, these non-GAAP financial measures are supplemental and are not a substitute for an analysis based on GAAP measures. As other companies may use different calculations for these adjusted measures, this presentation may not be comparable to other similarly titled adjusted measures reported by other companies.
The following non-GAAP measures are presented to illustrate the impact of BaaS loan expense on net loan income and yield on loans and CCBX loans and the impact of BaaS loan expense on net interest income and net interest margin.
Loan income, net of BaaS loan expense, divided by average loans, is a non-GAAP measure that includes the impact of BaaS loan expense on loan income and the yield on loans. The most directly comparable GAAP measure is yield on loans.
Net BaaS loan income divided by average CCBX loans is a non-GAAP measure that includes the impact of BaaS loan expense on net BaaS loan income and the yield on CCBX loans. The most directly comparable GAAP measure is yield on CCBX loans.
Net interest income, net of BaaS loan expense, is a non-GAAP measure that includes the impact of BaaS loan expense on net interest income. The most directly comparable GAAP measure is net interest income.
CCBX net interest margin, net of BaaS loan expense, is a non-GAAP measure that includes the impact of BaaS loan expense on net interest rate margin. The most directly comparable GAAP measure is CCBX net interest margin.

Reconciliations of the GAAP and non-GAAP measures are presented below.

CCBX	As of and for the Three Months Ended
(dollars in thousands; unaudited)	September 30 2026	June 30 2026	September 30 2025
CCBX loan income net of BaaS loan expense divided by average CCBX loans:
CCBX loan yield (GAAP)(1)	12.73%	14.56%	15.65%
Total average CCBX loans receivable	$2,480,545	$2,164,634	$1,764,957
Interest and earned fee income on CCBX loans (GAAP)	79,623	78,580	69,643
BaaS loan expense	(35,715)	(40,409)	(32,840)
Net BaaS loan income	$43,908	$38,171	$36,803
Net BaaS loan income divided by average CCBX loans (1)	7.02%	7.07%	8.27%
CCBX net interest margin, net of BaaS loan expense:
CCBX net interest margin (1)	7.82%	8.86%	8.88%
CCBX earning assets	3,075,856	2,812,518	2,372,857
Net interest income (GAAP)	60,590	62,156	53,081
Less: BaaS loan expense	(35,715)	(40,409)	(32,840)
Net interest income, net of BaaS loan expense	$24,875	$21,747	$20,241
CCBX net interest margin, net of BaaS loan expense (1)	3.21%	3.10%	3.38%

Consolidated	As of and for the Three Months Ended
(dollars in thousands; unaudited)	September 30 2026	June 30 2026	September 30 2025
Loan income net of BaaS loan expense divided by average loans:
Loan yield (GAAP)(1)	10.03%	10.74%	10.95%
Total average loans receivable	$4,474,470	$4,148,380	$3,636,545
Interest and earned fee income on loans (GAAP)	113,082	111,097	100,367
BaaS loan expense	(35,715)	(40,409)	(32,840)
Net loan income	$77,367	$70,688	$67,527
Loan income, net of BaaS loan expense, divided by average loans (1)	6.86%	6.83%	7.37%
Net interest margin, net of BaaS loan expense:
Net interest margin (1)	6.59%	7.27%	7.00%
Earning assets	5,311,128	4,928,350	4,413,529
Net interest income (GAAP)	88,286	89,367	77,901
Less: BaaS loan expense	(35,715)	(40,409)	(32,840)
Net interest income, net of BaaS loan expense	$52,571	$48,958	$45,061
Net interest margin, net of BaaS loan expense (1)	3.93%	3.98%	4.05%
(1) Annualized calculations for periods presented.

The following non-GAAP measure is presented to illustrate the impact of BaaS loan expense, BaaS fraud expense and reimbursement of expenses (BaaS) on noninterest expense. Certain noninterest expenses are reimbursed by our CCBX partners. In accordance with GAAP we recognize all expenses in noninterest expense and the reimbursement of expenses from our CCBX partners in noninterest income. This non-GAAP measure is intended to help investors distinguish between noninterest expenses borne by the Company and those incurred for, and reimbursed by, CCBX partners.The most comparable GAAP measure is noninterest expense.
The $51.7 million decrease in noninterest expense net of BaaS loan expense, BaaS fraud expense and reimbursement of expenses for the quarter ended September 30, 2026, as compared to the quarter ended June 30, 2026, was primarily due to a $46.0 million credit enhancement receivable valuation adjustment recorded in the second quarter of 2026 related to the assessment of collectability for The Partner that did not recur in the third quarter.

	As of and for the Three Months Ended
(dollars in thousands; unaudited)	September 30, 2026	June 30, 2026	September 30, 2025
Noninterest expense, net of BaaS loan expense, BaaS fraud expense and reimbursement of expenses (BaaS)
Noninterest expense (GAAP)	$84,843	$141,111	$70,172
Less: BaaS loan expense	35,715	40,409	32,840
Less: BaaS fraud expense	4,129	4,312	2,127
Less: Reimbursement of expenses	2,592	2,259	1,412
Noninterest expense, net of BaaS loan expense, BaaS fraud expense and reimbursement of expenses	$42,407	$94,131	$33,793
The following non-GAAP measure is presented to illustrate the impact of intangible assets on book value per share. We calculate tangible book value per share as total shareholders’ equity at the end of the relevant period, less goodwill and other intangible assets, divided by the outstanding number of our common shares at the end of each period. The most directly comparable GAAP financial measure is book value per share.

	As of
(dollars in thousands, except per share information; unaudited)	September 30, 2026	June 30, 2026	March 31, 2026	December 31, 2025	September 30, 2025
Tangible book value per share
Book value (GAAP)	$31.28	$30.33	$33.05	$32.43	$31.45
Total shareholders' equity	478,267	463,447	503,762	490,959	475,277
Less: Intangible assets	3,981	4,207	4,434	4,536	—
Tangible book value	$474,286	$459,240	$499,328	$486,423	$475,277
Common shares outstanding	15,288,479	15,280,689	15,241,491	15,140,192	15,112,000
Tangible book value per share	$31.02	$30.05	$32.76	$32.13	$31.45

APPENDIX A
As of September 30, 2026
Industry Concentration
We have a diversified loan portfolio, representing a wide variety of industries. Our major categories of loans are commercial real estate, consumer and other loans, residential real estate, commercial and industrial, and construction, land and land development loans. Together they represent $4.19 billion in outstanding loan balances. When combined with $2.74 billion in unused commitments, the total of these categories is $6.93 billion.
Commercial real estate loans represent the largest segment of our loans, comprising 30.8% of our total balance of outstanding loans as of September 30, 2026. Unused commitments to extend credit represents an additional $34.7 million, and the combined total in commercial real estate loans represents $1.33 billion, or 19.1% of our total outstanding loans and loan commitments.
The following table summarizes our loan commitments by industry for our commercial real estate portfolio as of September 30, 2026:

(dollars in thousands; unaudited)	Outstanding Balance	Available Loan Commitments	Total Outstanding Balance & Available Commitments	% of Total Loans (Outstanding Balance & Available Commitments)	Average Loan Balance	Number of Loans
Apartments	$343,787	$10,162	$353,949	5.1%	$3,657	94
Hotel/Motel	190,380	4,350	194,730	2.8	7,615	25
Convenience Store	144,155	3,824	147,979	2.1	2,184	66
Retail	108,901	616	109,517	1.6	1,224	89
Warehouse	100,392	250	100,642	1.4	2,049	49
Mixed use	94,067	6,893	100,960	1.5	1,057	89
Office	80,797	3,775	84,572	1.2	1,063	76
Mini Storage	63,144	—	63,144	0.9	4,510	14
Strip Mall	42,293	—	42,293	0.6	6,042	7
Manufacturing	37,813	2,216	40,029	0.6	1,304	29
Groups < 0.50% of total	85,971	2,640	88,611	1.3	1,246	69
Total	$1,291,700	$34,726	$1,326,426	19.1%	$2,128	607
Consumer loans comprise 39.5% of our total balance of outstanding loans as of September 30, 2026. Unused commitments to extend credit represents an additional $1.15 billion, and the combined total in consumer and other loans represents $2.81 billion, or 40.5% of our total outstanding loans and loan commitments. The $1.15 billion in commitments is subject to CCBX partner/portfolio maximum limits. As illustrated in the table below, our CCBX partners bring in a large number of mostly smaller dollar loans, resulting in an average consumer loan balance of just $400. CCBX consumer loans are underwritten to CCBX credit standards, and underwriting of these loans is regularly tested, including quarterly testing for partners with the largest exposures.

The following table summarizes our loan commitments by industry for our consumer and other loan portfolio as of September 30, 2026:

(dollars in thousands; unaudited)	Outstanding Balance	Available Loan Commitments (1)	Total Outstanding Balance & Available Commitments (1)	% of Total Loans (Outstanding Balance & Available Commitments)	Average Loan Balance	Number of Loans
CCBX consumer loans
Credit cards	$552,078	$947,245	$1,499,323	21.6%	$1.5	378,057
Installment loans	797,363	41,645	839,008	12.1	0.3	2,637,339
Lines of credit	251,707	147,114	398,821	5.8	0.2	1,336,947
Other loans	41,979	—	41,979	0.6	0.1	358,418
Community bank consumer loans
Installment loans	672	—	672	0.0	26.9	25
Lines of credit	196	362	558	0.0	5.8	34
Other loans	9,868	16,000	25,868	0.4	26.0	380
Total	$1,653,863	$1,152,366	$2,806,229	40.5%	$0.4	4,711,200
(1)Total exposure on CCBX loans is subject to CCBX partner/portfolio maximum limits.
Residential real estate loans comprise 12.5% of our total balance of outstanding loans as of September 30, 2026. Unused commitments to extend credit represents an additional $810.3 million, which is subject to partner/portfolio maximum limits, and the combined total in residential real estate loans represents $1.33 billion, or 19.2% of our total outstanding loans and loan commitments. Community bank residential real estate loans are closed-end loans secured by first liens on homes and include loans to investors who purchase and lease homes to others.
The following table summarizes our loan commitments by industry for our residential real estate loan portfolio as of September 30, 2026:

(dollars in thousands; unaudited)	Outstanding Balance	Available Loan Commitments (1)	Total Outstanding Balance & Available Commitments (1)	% of Total Loans (Outstanding Balance & Available Commitments)	Average Loan Balance	Number of Loans
CCBX residential real estate loans
Home equity lines of credit	$330,909	$756,231	$1,087,140	15.7%	$30	10,984
Community bank residential real estate loans
Closed end, secured by first liens	145,597	283	145,880	2.1	522	279
Home equity lines of credit	34,628	51,382	86,010	1.2	128	271
Closed end, second liens	11,755	2,363	14,118	0.2	336	35
Total	$522,889	$810,259	$1,333,148	19.2%	$45	11,569
(1)Total exposure on CCBX loans is subject to CCBX partner/portfolio maximum limits.
Commercial and industrial loans comprise 11.3% of our total balance of outstanding loans as of September 30, 2026. Unused commitments to extend credit represents an additional $695.6 million, and the combined total in commercial and industrial loans represents $1.17 billion, or 16.9% of our total outstanding loans and loan commitments. Included in commercial and industrial loans is $209.7 million in outstanding capital call lines, with an additional $572.5 million in available loan commitments, which is limited to a $350.0 million portfolio maximum. Capital call lines are provided to venture capital firms through one of our CCBX BaaS clients. These loans are secured by the capital call rights and are individually underwritten to the Bank’s credit standards, and the underwriting is reviewed by the Bank on every capital call line.
The following table summarizes our loan commitment by industry for our commercial and industrial loan portfolio as of September 30, 2026:

(dollars in thousands; unaudited)	Outstanding Balance	Available Loan Commitments (1)	Total Outstanding Balance & Available Commitments (1)	% of Total Loans (Outstanding Balance & Available Commitments)	Average Loan Balance	Number of Loans
CCBX C&I loans
Capital call lines	$209,701	$572,540	$782,241	11.3%	$1,626	129
Retail and other loans	23,797	31,605	55,402	0.8	1	30,673
Community bank C&I loans
Financial institutions	101,145	—	101,145	1.5	4,214	24
Other Venture Capital	56,782	25,000	81,782	1.2	11,356	5
Construction/Contractor services	40,585	34,595	75,180	1.1	235	173
Medical / Dental / Other care	3,563	1,791	5,354	0.1	274	13
Transportation	4,127	15	4,142	0.1	590	7
Manufacturing	4,513	2,421	6,934	0.1	146	31
Groups < 0.10% of total	30,686	27,678	58,364	0.7	158	194
Total	$474,899	$695,645	$1,170,544	16.9%	$15	31,249
(1) Total exposure on CCBX loans is subject to CCBX partner/portfolio maximum limits.
Construction, land and land development loans comprise 5.9% of our total balance of outstanding loans as of September 30, 2026. Unused commitments to extend credit represent an additional $47.8 million, and the combined total in construction, land and land development loans represents $296.6 million, or 4.3% of our total outstanding loans and loan commitments.
The following table details our loan commitment for our construction, land and land development portfolio as of September 30, 2026:

(dollars in thousands; unaudited)	Outstanding Balance	Available Loan Commitments	Total Outstanding Balance & Available Commitments	% of Total Loans (Outstanding Balance & Available Commitments)	Average Loan Balance	Number of Loans
Commercial construction	$123,848	$12,491	$136,339	2.0%	$12,385	10
Residential construction	54,754	29,290	84,044	1.2	1,480	37
Land development	37,308	5,655	42,963	0.6	3,109	12
Undeveloped land loans	17,482	—	17,482	0.3	1,345	13
Developed land loans	15,374	368	15,742	0.2	1,281	12
Total	$248,766	$47,804	$296,570	4.3%	$2,962	84

Exposure and risk in our construction, land and land development portfolio increased compared to recent periods as indicated in the following table:

	Outstanding Balance as of
(dollars in thousands; unaudited)	September 30, 2026	June 30, 2026	March 31, 2026	December 31, 2025	September 30, 2025
Commercial construction	$123,848	$121,058	$138,232	$124,894	$124,240
Residential construction	54,754	43,162	34,241	37,395	35,929
Undeveloped land loans	17,482	17,011	20,633	20,704	20,584
Developed land loans	15,374	15,578	18,855	20,559	22,756
Land development	37,308	24,753	22,950	18,523	14,552
Total	$248,766	$221,562	$234,911	$222,075	$218,061
Commitments to extend credit for on-balance sheet loans total $2.74 billion at September 30, 2026, however we do not anticipate our customers using the $2.74 billion that is showing as available due to CCBX partner and portfolio limits.
As of September 30, 2026, commitments associated with sold credit card receivables subject to receivable sale agreements totaled $7.78 billion. While we retain the customer account relationship, receivables generated under these programs are periodically sold to BaaS partners pursuant to the applicable receivable sale agreements and remain subject to the Company's established partner and portfolio limits.
The following table presents commitments associated with outstanding commitments to extend credit for on-balance sheet loans, CCBX sold credit card receivable commitments, standby and commercial letters of credit and equity investment commitments as of September 30, 2026:

Consolidated
(dollars in thousands; unaudited)	As of September 30, 2026 (1)
Commitments to extend credit:
Credit cards	$947,245
Residential real estate loans	810,259
Commercial and industrial loans – capital call lines	572,540
Consumer and other loans	205,121
Commercial and industrial loans	123,105
Commercial real estate loans	34,726
Construction – residential real estate loans	29,290
Construction – commercial real estate loans	18,513
Commitments to extend credit	$2,740,799
CCBX sold receivable commitment	$7,778,833
Standby letters of credit	$2,051
Equity investment commitment	$2,475
(1)Total exposure on CCBX loans is subject to CCBX partner/portfolio maximum limits.
We have portfolio limits with each of our partners to manage loan concentration risk, liquidity risk and counterparty partner risk. For example, as of September 30, 2026, capital call lines outstanding balance totaled $209.7 million, and while commitments totaled $572.5 million the commitments are cancelable, and are also limited to a maximum of $350.0 million by agreement with each partner. These limits allow us to manage portfolio concentrations with partners and by loan type.

See the table below for CCBX portfolio maximums and related available commitments for on-balance sheet loans:

CCBX
(dollars in thousands; unaudited)	Balance	Percent of CCBX Loans Receivable	Available Commitments (1)	Maximum Portfolio Size	Cash Reserve/Pledge Account Amount
Commercial and industrial loans:
Capital call lines	$209,701	9.5%	$572,540	$350,000	$—
All other commercial & industrial loans	23,797	1.1	31,605	307,752	2,088
Real estate loans:
Home equity lines of credit (2)	330,909	15.0	756,231	403,846	31,406
Consumer and other loans:
Credit cards - cash secured	56		19		—
Credit cards - unsecured	552,022		947,226		46,960
Credit cards - total	552,078	25.0	947,245	1,101,741	46,960
Installment loans - cash secured	265,952		41,645		—
Installment loans - unsecured	531,411		—		(16,580)
Installment loans - total	797,363	36.1	41,645	1,666,661	(16,580)
Other consumer and other loans	293,686	13.3	147,114	775,000	21,086
Gross CCBX loans receivable	2,207,534	100.0%	$2,496,380	$4,605,000	$84,960
Net deferred origination fees	(635)
Loans receivable	$2,206,899
(1) Remaining commitment available, net of outstanding balance.
(2) These home equity lines of credit are secured by residential real estate and are accessed by using a credit card, but are classified as 1-4 family residential properties per regulatory guidelines.

APPENDIX B
As of September 30, 2026
CCBX – BaaS Reporting Information
During the quarter ended September 30, 2026, $41.8 million was recorded in BaaS credit enhancements related to the provision for credit losses - loans and reserve for unfunded commitments for CCBX partner loans and negative deposit accounts. Agreements with our CCBX partners provide a credit enhancement under which the partner indemnifies or reimburses the Bank for covered credit losses on loans, unfunded commitments and negative deposit accounts. In accordance with U.S. GAAP, we estimate expected credit losses on these exposures and record the related provision for credit losses and reserve for unfunded commitments. Concurrently, a credit enhancement asset is recognized through noninterest income (BaaS credit enhancements) representing the expected reimbursement from the partner. The collectability of the credit enhancement asset is evaluated each reporting period and a valuation adjustment is recorded when collection of all or a portion of the asset is no longer considered probable. The credit enhancement asset is relieved as credit enhancement payments and recoveries are received from the CCBX partner or taken from the partner's cash reserve account. Management regularly evaluates and manages counterparty risk associated with its CCBX partners, as the Bank could incur additional credit losses to the extent a partner is unable to fulfill its contractual obligations.
Agreements with our CCBX partners also provide protection to the Bank from fraud by indemnifying or reimbursing covered fraud losses. BaaS fraud includes non-credit fraud losses on loans and deposits originated through partners. Generally fraud losses related to loans are comprised primarily of first payment defaults. Fraud losses are recorded when incurred as losses in noninterest expense, and the enhancement received from the CCBX partner is recorded in noninterest income, resulting in a net impact of zero to the income statement.
Many CCBX partners also pledge a cash reserve account at the Bank, which the Bank can collect from when losses occur that is then replenished by the partner on a regular interval. Although agreements with our CCBX partners provide for credit enhancements that provide protection to the Bank from credit and fraud losses if our partner is unable to fulfill their contractual obligation and if the cash flows on the loans were not sufficient to fund the reimbursement of loan losses, then the Bank would be exposed to additional loan and deposit losses as a result of this counterparty risk. If a CCBX partner does not replenish their cash reserve account, the Bank may consider an alternative plan for funding the cash reserve. This may involve the possibility of adjusting the funding amounts or timelines to better align with the partner's specific situation. If a mutually agreeable funding plan is not agreed to, the Bank could declare the agreement in default, take over servicing and cease paying the partner for servicing the loan and providing credit enhancements. In the event of a partner default, the Bank would evaluate any remaining credit enhancement asset associated with that partner to determine whether a write-off is appropriate. If a write-off occurs, the Bank would stop payments to the CCBX partner and retain the full yield and any fee income on the loan portfolio going forward, decreasing our BaaS loan expense.
The Bank records contractual interest earned from the borrowers on CCBX partner loans in interest income, adjusted for origination costs, which are paid or payable to the CCBX partners. BaaS loan expense represents the amount paid or payable to partners for credit and fraud enhancements and originating & servicing CCBX loans. To determine net revenue (Net BaaS loan income) earned from CCBX loan relationships, the Bank takes BaaS loan interest income and deducts BaaS loan expense to arrive at Net BaaS loan income (a reconciliation of the non-GAAP measures are set forth in the preceding section of this earnings release) which can be compared to interest income on the Company’s community bank loans.

The following table illustrates how CCBX partner loan income and expenses are recorded in the financial statements:

Loan income and related loan expense	Three Months Ended
(dollars in thousands; unaudited)	September 30, 2026	June 30, 2026	September 30, 2025
Yield on loans (1)	12.73%	14.56%	15.65%
BaaS loan interest income	$79,623	$78,580	$69,643
Less: BaaS loan expense	35,715	40,409	32,840
Net BaaS loan income (2)	$43,908	$38,171	$36,803
Net BaaS loan income divided by average BaaS loans (1)(2)	7.02%	7.07%	8.27%
(1) Annualized calculation for quarterly periods shown.
(2) A reconciliation of the non-GAAP measures are set forth in the preceding section of this earnings release.
An increase in average loans receivable resulted in increased interest income and net BaaS loan income on CCBX loans during the quarter ended September 30, 2026 compared to the quarter ended June 30, 2026. Our strategy is to optimize the CCBX loan portfolio and strengthen our balance sheet through originating higher quality new loans with enhanced credit standards. These higher quality loans tend to have lower stated rates and expected losses than some of our CCBX loans historically. We continue to manage CCBX credit and concentration levels in an effort to optimize our loan portfolio and also generate off-balance sheet fee income. Growth in CCBX loans has resulted in an increase in interest income for the quarter ended September 30, 2026 compared to the quarter ended September 30, 2025, as well as an increase in net BaaS loan income.
The following tables are a summary of the interest components, direct fees and expenses of BaaS for the periods indicated and are not inclusive of all income and expense related to BaaS.

Interest income	Three Months Ended
(dollars in thousands; unaudited)	September 30, 2026	June 30, 2026	September 30, 2025
BaaS loan interest income	$79,623	$78,580	$69,643
Total BaaS loan interest income	$79,623	$78,580	$69,643

Interest expense	Three Months Ended
(dollars in thousands; unaudited)	September 30, 2026	June 30, 2026	September 30, 2025
BaaS interest expense	$24,611	$22,386	$23,330
Total BaaS interest expense	$24,611	$22,386	$23,330

BaaS income	Three Months Ended
(dollars in thousands; unaudited)	September 30, 2026	June 30, 2026	September 30, 2025
BaaS program income:
Servicing and other BaaS fees	$3,509	$2,917	$1,575
Transaction and interchange fees	8,026	6,836	4,878
Reimbursement of expenses	2,592	2,259	1,412
Total BaaS program income	14,127	12,012	7,865
BaaS indemnification income:
BaaS credit enhancements	41,767	70,725	55,412
BaaS fraud enhancements	4,129	4,312	2,127
BaaS indemnification income	45,896	75,037	57,539
Total noninterest BaaS income	$60,023	$87,049	$65,404
Servicing and other BaaS fees increased $592,000, and transaction and interchange fees increased $1.2 million in the quarter ended September 30, 2026 compared to the quarter ended June 30, 2026. We expect servicing and other BaaS fees to be higher when bringing on new partners and then to decrease when transaction and interchange fees increase as partner activity grows and these recurring fees exceed contracted minimum fees. Increases in BaaS reimbursement of fees offset increases in noninterest expense from BaaS expenses covered by CCBX partners.

BaaS loan and fraud expense:	Three Months Ended
(dollars in thousands; unaudited)	September 30, 2026	June 30, 2026	September 30, 2025
BaaS loan expense	$35,715	$40,409	$32,840
BaaS fraud expense	4,129	4,312	2,127
Total BaaS loan and fraud expense	$39,844	$44,721	$34,967